BeesFree Enters Consulting Agreement with Chief Scientist, Dr. Francesca del Vecchio

WEST PALM BEACH, Fla., Nov. 8, 2012 /PRNewswire/ -- BeesFree, Inc. (OTC QB: BEES), the worldwide distributor of BeesVita Plus™ and the Beespenser™, announced today that it has entered into a consulting agreement with Dr. Francesca del Vecchio, the Company's Chief Scientist. Dr. del Vecchio will continue in her current capacity through October 31, 2015. Dr. del Vecchio is the inventor of both BeesVita Plus™, an innovative composite food supplement for honey bees that works to prevent the effects of Colony Collapse Disorder (CCD), and the Beespenser™, an automated external honey bee feeding system.

Dr. del Vecchio possesses more than 18 years of professional research experience in a variety of academic, corporate and private research and development centers. She has managed projects in the fields of biology, chemistry, botany and biochemistry. Her specialty is in the development of advanced techniques for the formulation and preparation of biochemical compounds and DNA sequencing, e.g. DNA library construction, ligation in plasmid cloning vectors and analysis of genomic DNA sequencing results. Dr. del Vecchio has a Ph.D. in biochemistry from Cambridge University, United Kingdom and a University Degree in Biology from the University of 'La Sapienza' in Rome, Italy.

"We are excited to have someone as talented and knowledgeable as Dr. del Vecchio committed to the company for another three years," stated Mr. David Todhunter, CEO and President of BeesFree, Inc. "Her knowledge of honey bees both from a scientific perspective and as a beekeeper will help keep our products on the cutting edge. We believe that her experience and key industry relationships will continue to present the company with opportunities for market expansion."

"I am very happy to be part of a company so dedicated to the health and welfare of honey bees worldwide," stated Dr. del Vecchio. "I'm looking forward to the challenge of keeping our products at the forefront of technology."

About BeesFree, Inc.
BeesFree, Inc. (OTC QB: BEES), a company focused on developing innovative solutions for the global beekeeping community, owns a patent pending nutritional food supplement that helps honey bees avoid the effects of Colony Collapse Disorder (CCD) and a patent pending automated honey bee feeding system. Visit www.beesfree.biz to learn more about why the bees are disappearing, and how beekeepers can combat the honey bee decline.

Forward-Looking Statements
Statements about the future expectations of BeesFree, Inc. and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BeesFree, Inc. intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BeesFree Inc.'s actual results could differ materially from expected results.

Contact
Investor Relations Contact:
TPW Capital, Inc.
Thomas Walsh, President
Telephone: (201) 424-4573
Email: Marketing@beesfree.biz